Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of this 18th day of January, 2017 (the “Effective Date”), by and among INTERNATIONAL SHIPHOLDING CORPORATION, a Delaware corporation (“ISH”), LMS SHIPMANAGEMENT, INC., MARCO SHIPPING COMPANY (PTE) LTD., GULF SOUTH SHIPPING PTE LTD., AND N.W. JOHNSEN & CO., INC. (collectively, the “Debtor Sellers”) and MPV NETHERLANDS C.V., MPV NETHERLANDS COOPERATIEF U.A., MPV NETHERLANDS B.V., on the one hand (collectively, the “MPV Companies” and collectively with Debtor Sellers, “Sellers”), and J LINE CORPORATION, a Marshall Islands corporation, SEAOCEAN CARRIERS PTE LTD., a Singapore private limited company, and ARCADIA MARINE, L.L.C., a Louisiana limited liability company (collectively, “Buyer”).  Buyer and Sellers may be referred to herein individually as a “Party” and collectively as the “Parties”.  For purposes of this Agreement, the term “Affiliates” shall mean with respect to either Party hereto, any other company or legal entity which is controlled by, controls, or is under common control of such Party, and the terms “control,” “controls,” “controlled” and words or phrases of similar import mean the power to direct the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, pursuant to the terms and conditions of this Agreement, certain Acquired Assets (as defined below);

WHEREAS, on July 31, 2016 (the “Petition Date”), Debtor Sellers and certain of their Affiliates (collectively, the “Debtors”) each filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code styled In re: International Shipholding Corporation, et. al., Chapter 11 Case No 16-12220 (the “Bankruptcy Cases”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the Parties intend to effectuate the transactions contemplated by this Agreement through a sale of the Acquired Assets free and clear of all Liens, Liabilities and encumbrances pursuant to sections 105, 362, 363 and 365 of Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”); and

WHEREAS, Sellers’ ability to consummate the transactions contemplated by this Agreement is subject to, among other things, the entry of orders by the Bankruptcy Court (i) (a) establishing procedures for an auction process to solicit higher or better bids, (b) prescribing procedures for the assumption and assignment of the Assigned Contracts (as defined below) and (c) approving the Expense Reimbursement (the “Bidding Procedures Order”); and (ii) approving the sale of the Acquired Assets to the highest and best bidder at the conclusion of the Auction (as defined below) (the “Sale Order”), each in the form attached hereto as Exhibits G and H, with such subsequent changes and/or modifications as to which Buyer may reasonably consent.

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein, Buyer and Sellers agree hereby as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1            Acquired Assets.  Subject to the entry of the Sale Order by the Bankruptcy Court and the exclusions set forth in Section 1.2, and in accordance with the terms and conditions of this Agreement, Sellers agree to sell and assign to Buyer, and Buyer agrees to purchase, acquire and/or take assignment from Sellers, all of Sellers’ right, title and interest in and to the following (collectively, the “Acquired Assets”), including as more specifically described in Exhibits A, B, C, D and E attached hereto, free and clear of all Liens, Liabilities and encumbrances:

(a)           all of Sellers’ rights under each of the contracts, agreements or arrangements, written or oral (each, a “Contract”) to which the MPV Companies are signatories, if any, as set forth on Exhibit A hereto (collectively, the “MPV Contracts”);

(b)           the mortgages in favor of MPV, Inc., MPV Netherlands C.V., MPV Netherlands Cooperatief U.A. and MPV Netherlands B.V. and any related loans, each as set forth on Exhibit B (the “Mortgages”);

(c)           the Contracts to which LMS Shipmanagement, Inc., Marco Shipping Company (PTE) Ltd., and Gulf South Shipping PTE Ltd are signatories, set forth on Exhibit C, hereto (collectively, the “Non-MPV Contracts”), which, to the extent they are executory, shall be assumed by the Sellers and assigned to the Buyer and, to the extent they are not executory, shall be acquired by the Buyer;

(d)           the Contracts set forth on Exhibit D hereto (collectively, the “NWJ Contracts” and, together with the Mortgages, the MPV Contracts and the Non-MPV Contracts, the “Assigned Contracts”), which, to the extent they are executory, shall be assumed by the Sellers and assigned to the Buyer and, to the extent they are not executory, shall be acquired by the Buyer;

(e)           all of Sellers’ rights, title and interest in and to the assets set forth on Exhibit E;

(f)            to the extent transferable using commercially reasonable efforts, all rights of Sellers under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors primarily relating to products sold, or services provided, to Sellers in respect of the Acquired Assets other than any warranties, representations and guarantees pertaining to any Excluded Assets (as defined below);

(g)           all rights of Sellers under non-disclosure or confidentiality, non-compete or non-solicitation agreements with employees and agents of Sellers or with third parties primarily relating to the Business or the Acquired Assets (or any portion thereof);

(h)           all of Sellers’ rights to refunds of any Taxes (as defined below) that constitute Assumed Liabilities;

(i)            all deposits (including, with respect to the Acquired Assets, customer deposits and security deposits (whether maintained in escrow or otherwise) for rent, electricity, telephone or otherwise) and prepaid charges and expenses of Sellers that relate exclusively to the Acquired Assets;

(j)            except as set forth on Schedule 1.1(j), all rights (including rights under insurance policies), Claims (as defined in section 101(5) of the Bankruptcy Code) or causes of action primarily arising from or related to the Acquired Assets and facts or circumstances occurring or existing on or prior to the Closing Date, other than Claims among Sellers as described in Section 1.2(m);

(k)           except as set forth on Schedule 1.1(k), all rights, recoveries, refunds and rights of set-off and Claims and causes of action against third parties primarily arising from or to the extent relating to the Acquired Assets and facts or circumstances occurring or existing on or prior to the Closing Date;

(l)            all files, documents, instruments, notices, papers, books, records, opinions and, to the extent in Sellers’ possession, contents of files (whether in paper, digital or other tangible or intangible form) primarily relating to the Acquired Assets (the “Transferred Books and Records”); and

(m)          all goodwill of, and other intangible rights of Sellers in, the Acquired Assets.

Section 1.2            Excluded Assets.  Notwithstanding the foregoing, the term “Acquired Assets” shall not include any assets of Sellers, other than the Acquired Assets, including the following (collectively, the “Excluded Assets”):

(a)           any equipment, tools, supplies or spare parts owned by a third party;

(b)           any asset of Sellers that would otherwise constitute an Acquired Asset but for the fact that it is consumed, conveyed, leased or otherwise disposed of, in the ordinary course of Sellers’ business on or prior to the Closing Date (as defined below) and not in violation of this Agreement;

(c)           the certificates of incorporation or, as applicable, formation, qualifications to conduct business as a foreign corporation or, as applicable, limited liability company, taxpayer and other identification numbers, seals, stock transfer books, blank stock certificates, corporate books and records of internal corporate or limited liability company proceedings, tax and accounting records, work papers and other records relating to the organization or maintenance of corporate or limited liability company existence of Sellers and any other records that Sellers are required by Law to retain; provided, however, that copies of the foregoing items shall be provided by Sellers to Buyer on or following the Closing Date upon Buyer’s request and at Buyer’s sole expense.  As used herein, “Law” means any federal, state, local, municipal, foreign, or other law, statute, constitution, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Authority;

(d)           the rights of Sellers under this Agreement and all consideration payable or deliverable to Sellers under this Agreement;

(e)           the capital stock or other equity interests of any Seller;

(f)            any Contract that is not an Assigned Contract (collectively, the “Excluded Contracts”);

(g)           any Contract that terminates or expires on or prior to the Closing Date in accordance with its terms or in the ordinary course of business of Sellers;

(h)          all rights (including rights under insurance policies), Claims or causes of action with respect to or arising in connection with Excluded Assets;

(i)            except as set forth in Sections 1.1(h) or (j), all rights (including rights under insurance policies), Claims or causes of action arising from or related to facts or circumstances occurring or existing on or prior to the Closing Date;

(j)            except as set forth in Sections 1.1(h) or (k), all rights, recoveries, refunds and rights of set-off against third parties arising from or related to facts or circumstances occurring or existing on or prior to the Closing Date;

(k)           all deposits (including, with respect to the Excluded Assets, customer deposits and security deposits (whether maintained in escrow or otherwise) for rent, electricity, telephone or otherwise) and prepaid charges and expenses of Sellers that relate exclusively to the Excluded Assets;

(l)            any other tangible or intangible assets not used exclusively in connection with the ownership or operation of the Acquired Assets;

(m)          all rights (including rights under insurance policies), Claims or causes of action between or among any Sellers (other than those pursuant to Assigned Contracts); and

(n)           the assets set forth on Schedule 1.2(n).

Section 1.3            Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Effective Date, to assume, pay, perform and discharge only the following Liabilities (as defined below) (such Liabilities, the “Assumed Liabilities”):

(a)           any and all amounts due and owing in order to cure any defaults under the Assigned Contracts that are required to be cured under the Bankruptcy Code in an amount not to exceed $100,000.00 in the aggregate (up to such amount, the “Limited Cure Amounts”) due and owing under the Assigned Contracts in the aggregate;

(b)           all of Sellers’ Liabilities under the Assigned Contracts arising out of or relating to the period after the Closing Date;

(c)           all Liabilities relating to amounts required to be paid by Buyer hereunder;

(d)           all Transfer Taxes (as defined below) and all Liabilities relating to Property Taxes (as defined below) imposed on the Acquired Assets that are attributable to any Tax period or year, or portion thereof (as determined under Section 13.2), that begins after the Closing Date (each, a “Post-Closing Tax Period”);

(e)           all Liabilities relating to or arising from Buyer’s ownership, possession or use of the Acquired Assets after the Closing Date; and

(f)            all Liabilities set forth on Schedule 1.3(f).

As used herein, the term “Liability” or “Liabilities” means all Claims (as defined in Section 101(5) of the Bankruptcy Code), causes of action, liabilities and obligations of any kind and nature, whether known or unknown, express or implied, primarily or secondarily, direct or indirect, absolute, accrued, contingent or otherwise and whether due or to become due.

Section 1.4            Excluded Liabilities.  Except as specifically set forth in Section 1.3, Buyer shall not assume, be deemed to have assumed, or be liable for any of the Liabilities (except to the extent they constitute Assumed Liabilities) (collectively, the “Excluded Liabilities”), including without limitation:

(a)           any and all amounts due and owing in order to cure any defaults under the Assigned Contracts that are required to be cured under section 365 of the Bankruptcy Code, (except that Buyer shall be liable for Limited Cure Amounts);

(b)           all Liabilities that relate to any of the Excluded Assets (including under any Excluded Contracts);

(c)           all Liabilities that relate to any of the Acquired Assets, including the Assigned Contracts, arising out of or relating to the period on or before the Closing Date;

(d)           except for Transfer Taxes, all Liabilities relating to Taxes imposed on the Acquired Assets that are attributable to any Tax period or year, or portion thereof (as determined under Section 13.2), that ends on or before the Closing Date (each, a “Pre-Closing Tax Period”), and all Liabilities of Sellers for Taxes;

(e)           all Liabilities for any legal, accounting, investment banking, brokerage or similar fees or expenses incurred by any Seller or any predecessor of any Seller in connection with, resulting from or attributable to the Bankruptcy Cases or the transactions contemplated by this Agreement or otherwise;

(f)            all indebtedness;

(g)           all Liabilities related to the right to or issuance of any capital stock or other equity interest of any Seller, including any stock options or warrants;

(h)           all Liabilities resulting from, caused by or arising out of, or which relate to, directly or indirectly, the conduct of any person or ownership, lease or license of any properties or assets or any properties or assets previously used by Sellers at any time, or other actions, omissions or events occurring on or prior to the Closing (as defined below) and which (A) constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of any rule, regulation, treaty or other similar authority, or (B) relate to any and all Claims, disputes, demands, actions, Liabilities, damages, suits in equity or at law, administrative, regulatory or quasi-judicial proceedings, accounts, costs, expenses, setoffs, contributions, attorneys’ fees or causes of action of whatever kind or character against Sellers, whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued, pending or threatened;

(i)            any Liability arising out of any proceeding commenced against Sellers on or after the Closing and arising out of, or relating to, any occurrence or event happening prior to, on or after the Closing (except that Buyer shall be liable for all Limited Cure Amounts);

(j)            all accounts payable arising on or prior to the Closing Date;

(k)           any Liability under any Excluded Contract; and

(l)            any Liability of Sellers under this Agreement or any related agreement executed in connection herewith.

ARTICLE II

CONSIDERATION

Section 2.1            Sale Price.  Subject to the terms and conditions hereof, the purchase price for the Acquired Assets is TWENTY-FOUR MILLION FIVE-HUNDRED THOUSAND DOLLARS ($24,500,000.00) (the “Purchase Price”), which shall be paid as provided in Section 2.2 and Section 2.3.

Section 2.2            Deposit.  Buyer has previously delivered to Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) an amount equal to ONE MILLION EIGHT-HUNDRED THOUSAND DOLLARS ($1,800,000) from Buyer (the “Deposit”), to be held in escrow pending Closing. Under no circumstances shall the Deposit be deemed property of the estate within the meaning of section 541 of the Bankruptcy Code.

Section 2.3            Closing.

(a)           The closing of the purchase and sale of the Acquired Assets (the “Closing”) shall occur upon the Sale Order becoming a Final Order (as defined herein) and satisfaction or waiver (in respect of any conditions that are subject to waiver) of the other conditions to Closing set forth in Section 9.1, Section 9.2 and Section 9.3 (the “Closing Date”); provided, however, that the Buyer in its reasonable discretion may elect to proceed with the Closing if the Sale Order has not become a Final Order.  The Closing shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, located at One Bryant Park, New York, New York or at another location to be agreed upon by the Parties.  As used herein, the term “Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that (i) has not been reversed, stayed, modified, or amended, and (ii) (A) as to which the time to appeal or seek rehearing, vacatur, or certiorari has expired or been waived and no appeal or petition for rehearing, vacatur, or certiorari has been timely taken; or (B) as to which any appeal that has been taken, or any petition for rehearing, vacatur, or certiorari that has been, or may be, filed has been either (x) resolved by the highest court to which the order or judgment was appealed from or which rehearing, vacatur, or certiorari was sought or (y) determined by outside counsel to the Buyer as unlikely to adversely impact the transactions contemplated by this Agreement, the Acquired Assets, Buyer or any of the Buyer’s direct or indirect owners.  For the avoidance of doubt, the existence of the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order will not prevent such order from being a Final Order.

(i)           If the Closing has not occurred by March 31, 2017 (the “Outside Closing Date”) solely as a result of a breach or failure to perform in any material respect (“Material Breach”) by Buyer under this Agreement, Sellers shall have the right to terminate this Agreement pursuant to Section 12.1(b) and (a) may market the Acquired Assets and enter into a purchase agreement with a third party and (b) retain the Deposit.  In such case (and only in such case), Buyer relinquishes all its rights to the Deposit.  For the avoidance of doubt, Sellers’ right to retain the Deposit shall constitute their sole remedy if the Closing has not occurred as of the Outside Closing Date solely as a result of a Material Breach by Buyer.

(ii)          If (A) after the conclusion of the hearing at which the Bankruptcy Court approves Buyer’s bid, but (B) the Closing has not occurred by the Outside Closing Date solely as a result of a Material Breach by any Seller under this Agreement and (C) there is an Alternative Transaction with respect to the Business that is consummated within six (6) months of the termination of this Agreement for a net purchase price at least equal to the Purchase Price, Buyer shall have the right to terminate this Agreement pursuant to Section 12.1(b) and shall be entitled to (x) a general administrative Claim allowed in an amount up to $2,000,000 in liquidated damages and (y) a return of the full amount of the Deposit from the Escrow Account (in which case Seller shall take all necessary actions to provide for such refund).  In addition, Sellers shall pay the reasonable, documented out-of-pocket costs and expenses actually incurred by Buyer or its members (including reasonable, documented out-of-pocket attorney’s fees) in connection with the negotiation, preparation and performance of this Agreement and the transaction contemplated hereby in an amount not to exceed $350,000 (the “Expense Reimbursement”).  Buyer shall be entitled to an allowed administrative Claim against all assets of each Seller’s estate in respect of the Expense Reimbursement.  For the avoidance of doubt, Buyer’s rights under this Section 2.3(a)(ii) shall constitute its sole remedy if the Closing has not occurred as of the Outside Closing Date solely as a result of a Material Breach by Sellers.

(iii)         If the Parties are not able to close by the Outside Closing Date for any reason other than Buyer’s Material Breach of this Agreement, upon the termination of this Agreement in accordance with its terms (including by Buyer pursuant to Section 12.1(c) or 12.1(i)), Buyer and Sellers shall direct the Escrow Agent to return the Deposit to Buyer and, in addition, Sellers shall pay the Expense Reimbursement.  Buyer shall be entitled to an allowed administrative Claim against all assets of each Seller’s estate in respect of the Expense Reimbursement.

(b)          At the Closing, Buyer shall pay directly to Sellers an amount equal to the Purchase Price less the Deposit in accordance with Section 2.2 (the “Closing Payment”) and Buyer shall direct Akin Gump to release the full amount of the Deposit to Sellers.

Section 2.4            Wire Instructions.  All payments to Sellers hereunder are to be made in US Dollars in immediately available funds wired in accordance with instructions provided by Sellers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1           EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 3.4, THE SALE OF THE ACQUIRED ASSETS IS MADE “AS IS, WHERE IS AND WITH ALL FAULTS” AND EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 3.4, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) CONCERNING CLASSIFICATION, VALUE, DESIGN, OPERATION, MERCHANTABILITY, QUALITY, CONDITION OR SEAWORTHINESS OF THE ACQUIRED ASSETS OR THE FITNESS OF THE ACQUIRED ASSETS FOR ANY INTENDED PURPOSE OR USE.

Section 3.2           BUYER MAKES A FULL WAIVER OF WARRANTY AS TO THE SEAWORTHINESS, REDHIBITION AND CONDITION OF THE ACQUIRED ASSETS (ENVIRONMENTAL AND OTHERWISE), AND ACKNOWLEDGES AND AGREES THAT THIS SALE IS BEING MADE ON AN “AS IS, WHERE IS AND WITH ALL FAULTS” BASIS EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 3.4.  BUYER ACKNOWLEDGES AND AGREES THAT BUYER IS RELYING SOLELY ON ITS OWN INSPECTION OF THE ACQUIRED ASSETS AND NOT ON ANY WARRANTIES AND REPRESENTATIONS, VERBAL OR WRITTEN (EXCEPT FOR THOSE SET FORTH IN SECTION 3.4), FROM OR ON BEHALF OF SELLERS AT ANY TIME AS TO THE CONDITION OF THE ACQUIRED ASSETS IN ANY RESPECT, AND THE PURCHASE PRICE TAKES INTO CONSIDERATION THE CONDITION OF THE ACQUIRED ASSETS.  BUYER WAIVES ALL WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OR SEAWORTHINESS OF THE ACQUIRED ASSETS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES AS TO THE PHYSICAL OR ENVIRONMENTAL CONDITION THEREOF, OR AS TO THE ABSENCE OF REDHIBITORY OR LATENT DEFECTS OR ANY VICES (WHETHER APPARENT, EASILY DISCOVERABLE OR HIDDEN, KNOWN OR UNKNOWN), OR AS TO FITNESS FOR ORDINARY USE OR A PARTICULAR PURPOSE OR ITS SUITABILITY OR CAPACITY, AND BUYER HEREBY RELEASES SELLERS FROM ANY LIABILITY THEREFOR, AND PARTICULARLY FOR ANY CLAIM OR CAUSE OF ACTION FOR REDHIBITION OR FOR REDUCTION OF PURCHASE PRICE.  BUYER ACKNOWLEDGES THAT THE FOREGOING WAIVERS HAVE BEEN CALLED TO BUYER’S ATTENTION AND READ AND EXPLAINED TO BUYER AND THAT SAID WAIVERS ARE A MATERIAL AND INTEGRAL CONSIDERATION FOR THIS SALE.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER HEREBY SPECIFICALLY ACKNOWLEDGES AND AGREES THAT UPON AND AFTER EXECUTION OF THE SALE CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER SHALL HAVE NO RECOURSE WHATSOEVER AGAINST SELLERS FOR ANY DEFECTS IN THE ACQUIRED ASSETS, WHETHER SUCH DEFECTS ARE LATENT, VISIBLE OR HIDDEN.

Section 3.3            Buyer hereby represents, warrants and covenants to Sellers the following as of the date hereof and as of the Closing Date:

(a)           Each Buyer is duly formed or incorporated and validly existing under the laws of its respective jurisdiction  and has full legal right, power and authority to enter into this Agreement and to perform its obligations hereunder.  Buyer has full legal right, power and authority to execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement (“Buyer Documents”) or to be executed by Buyer in connection with the consummation of the transactions contemplated by this Agreement, and to perform its obligations hereunder and thereunder;

(b)           All necessary corporate or organizational action with respect to Buyer has been taken by Buyer to duly authorize the transactions contemplated by, and to execute and deliver this Agreement and each of the Buyer Documents;

(c)           This Agreement and the Buyer Documents contemplated hereby have been duly executed and delivered by Buyer, and assuming the due authorization, execution and delivery by Sellers thereto, are valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, except as such enforcement is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting creditors’ rights (collectively, the “Enforceability Exceptions”); and

(d)           The execution and delivery of this Agreement, the Buyer Documents and completion of all transactions herein contemplated, does not:

(i)           conflict with, violate, result in a breach or right of termination or acceleration, constitute a default or require any consent or authorization under any other terms, conditions or provisions of any mortgage, indenture, agreement, loan, guarantee, note, bond, permit, license, lease, grant, patent or other undertaking or authorization, written or oral, to or by which Buyer is a party or is bound;

(ii)          conflict with, result in a breach of or require any consent under any of the terms, conditions or provisions of Buyer’s certificate of incorporation, bylaws or equivalent governing documents; or

(iii)         result in a violation by Buyer of any Law, judgment, order (including executive order), award, writ, injunction or decree applicable to, or binding upon, Buyer; and

(e)           Buyer has, and at Closing will have, sufficient funds readily available, or written commitments from financing sources to make the necessary funds readily available, to pay the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 3.4            Sellers hereby, jointly and severally, represent, warrant and covenant to Buyer the following as of the date hereof and as of the Closing Date:

(a)           Each Seller is duly incorporated or formed and validly existing under the laws of its respective jurisdiction indicated in the Preamble and has all requisite power and authority to own, lease and operate its properties and carry on its business as now conducted.  Each MPV Company and, subject to the entry of the Sale Order by the Bankruptcy Court, each Debtor Seller, has full legal right, power and authority to execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement (the “Seller Documents”) or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement, and to perform its respective obligations hereunder and thereunder;

(b)           All necessary corporate or limited liability company or other action, as applicable, has been taken by each Seller to duly authorize the transactions contemplated by, and to execute and deliver this Agreement and each of the Seller Documents;

(c)           This Agreement and the Seller Documents contemplated hereby have been duly executed and delivered by Sellers, and assuming the due authorization, execution and delivery by Buyer thereto, and subject to the Bankruptcy Court entering the Sale Order, are valid and binding agreements of Sellers, enforceable against Sellers in accordance with their terms, except as such enforcement is subject to the Enforceability Exceptions;

(d)           The execution and delivery of this Agreement, the Seller Documents and consummation of all transactions herein contemplated, does not, unless otherwise cured or authorized by operation of the Bankruptcy Code or authorized by the Sale Order entered by the Bankruptcy Court:

(i)           except as set forth on Schedule 3.4(d) (the “Required Consents”) or as would not have a material and adverse effect on the ability of the Parties to consummate the transaction contemplated hereby, conflict with, violate, result in a breach or right of termination or acceleration, constitute a default or require any consent or authorization under any other terms, conditions or provisions of any mortgage, indenture, agreement, loan, guarantee, note, bond, permit, license, lease, grant, patent or other undertaking or authorization, written or oral, to or by which any Seller is a party or is bound;

(ii)          conflict with, violate, result in a breach of, or require any consent under any of the terms, conditions or provisions of (A) the MPV Companies’ certificates of incorporation, bylaws or equivalent governing documents, (B) any MPV Contracts or other contracts (other than the Assigned Contracts) by which any of the Acquired Assets of Sellers are bound;

(iii)         give rise to (A) a right of termination, cancellation or acceleration of any obligation, (B) loss of a material benefit under, or (C) any obligation of Sellers to make any payment under, in each case under any Non-Debtor Assigned Contract,

(iv)         result in a violation by Sellers of any Law, judgment, order (including executive order), award, writ, injunction or decree applicable to, or binding upon, Sellers; or

(v)          result in the creation of any Liens, Liabilities or encumbrances upon any of the Acquired Assets;

(e)           Sellers (i) are the legal and beneficial owners of, and have good and marketable title to, the owned Acquired Assets and (ii) hold a valid leasehold interest in the leased Acquired Assets, and, as of the Closing Date and subject to the entry of the Sale Order, the Acquired Assets will be free and clear of all liens and any other encumbrances, Claims, security interests, mortgages or pledges (collectively, “Liens”).  Upon completion of each conveyance contemplated by this Agreement, Sellers shall have validly and effectively conveyed to Buyer (or its designee) all legal and beneficial interest in and to each Acquired Asset and any related Transferred Books and Records, free and clear of any Lien and Sellers shall not retain any legal or beneficial interest in any Acquired Asset or related Transferred Books and Records;

(f)            Except for the equity in the MPV Companies, the Acquired Assets constitute, in all material respects, all of the assets used in or held for use in the business of Sellers relating to the provision of marine transportation services to PT Freeport Indonesia and the brokerage services related thereto, in each case as conducted by Sellers in the ordinary course of business prior to the Effective Date (the “Business”);

(g)           Each of the Assigned Contracts is in full force and effect and is the legal, valid and binding obligation of Sellers, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.  No Seller is, or has been, in default under any Non-Debtor Assigned Contract, and, to the knowledge of Sellers, no other party to any Non-Debtor Assigned Contract is, or has been, in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.  No party to any of the Assigned Contracts has, or has exercised, any termination rights with respect thereto.  Sellers have delivered or otherwise made available to Buyer or its representatives or affiliates true, correct and complete copies of all of the Assigned Contracts, together with all amendments, modifications or supplements thereto, and any related Transferred Books and Records;

(h)           Sellers have delivered to Buyer true, correct and complete copies of the unaudited lockbox cash flow statements of Sellers in respect of the Business for periods after January 1, 2016;

(i)            To the knowledge of Sellers, (x) Sellers have not received any written notice that any Assigned Contract is currently subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury and (y) there are no bankruptcy actions against any counterparties to Assigned Contracts;

(j)            Each of the MPV Contracts is in full force and effect and is the legal, valid and binding obligation of the MPV Companies, enforceable against them in accordance with its terms.  Other than the MPV Contracts, the MPV Companies have no assets or liabilities, and the MPV Companies have not engaged in any business or operations other than as directly necessary in connection with such MPV Contracts.  The MPV Contracts are free and clear of all Liens, and no Liens have been granted over the rights of the parties to the MPV Contracts;

(k)           Sellers have not, nor to the knowledge of Sellers, has any other lender, agent or servicer, executed any written satisfaction, cancellation or release that would operate to release any counterparty from any material liability with respect to its applicable Assigned Contract.  No foreclosure, receivership or enforcement action by or against any Seller is pending with respect to or under any Assigned Contract or any Acquired Asset.  The Assigned Contracts are fully funded and advanced, as applicable, and no Person has any right to request, demand or receive any loan proceeds or future advances with respect to the Assigned Contracts, nor are there any outstanding commitments to modify or restructure the Assigned Contracts; and

(l)            The Time Charter, dated as of January 15, 2015, by and between PT Amas Iscindo Utama and PT Freeport Indonesia, and the Transportation Contract, dated as of April 4, 1994, by and between PT Pelayaran Amas Iscindo Utama and PT Freeport Indonesia Company (as amended, supplemented, restated and assigned from time to time) (collectively, the “Third Party Contracts”), are in full force and effect and are the legal, valid and binding obligations of the parties thereto, enforceable against them in accordance with their terms.  No Liens have been granted over the rights of the parties to the Third Party Contracts.  No party is, or has been, in default under either Third Party Contract, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.  No party to either of the Third Party Contracts has, or has exercised, any termination rights with respect thereto.  Sellers have delivered or otherwise made available to Buyer or its representatives or affiliates true, correct and complete copies of each of the Third Party Contracts, together with all amendments, modifications or supplements thereto.

ARTICLE IV

PRE-CLOSING COVENANTS

Section 4.1            Conduct of Business.

(a)           Except as may be required by the Bankruptcy Court and the Bankruptcy Cases, from the date hereof through the Closing Date, Sellers shall use their respective commercially reasonable efforts to:

(i)           conduct the Business in all material respects in the ordinary course of business;

(ii)          preserve in all material respects their present business operations and organization;

(iii)         (A) maintain the books, accounts and records of each Seller relating to the Acquired Assets and the Business in all material respects in the ordinary course of business and (B) comply in all material respects with all contractual and other obligations applicable to the operation of the Business and the Acquired Assets; and

(iv)         comply in all material respects with applicable Laws as they relate to the Business and the Acquired Assets.

(b)           From the date hereof through the Closing Date, Sellers shall not, and shall use commercially reasonable efforts to not permit any Person, directly or indirectly, to:

(i)           sell, lease, assign, license, transfer, convey or otherwise dispose of, or incur any Liens on, any of the Acquired Assets;

(ii)          enter into any contract, understanding or commitment that materially restrains, restricts, limits or impedes the ability of the Business to compete with or conduct any business or line of business in any geographic area; or

(iii)         terminate, amend, restate, supplement or waive, or permit the termination, amendment, restatement, supplementation or waiver of, any rights under any Assigned Contract or the Third Party Contracts.

(c)           From the date hereof through the Closing Date, the MPV Companies shall not hire or offer employment to any employees.

Section 4.2            Government Approvals.  Buyers and Sellers shall cooperate and use commercially reasonable efforts to obtain the consents, approvals or authorizations of the applicable Governmental Authorities (as defined below), including, without limitation, those set forth on Schedule 4.2 (the “Required Governmental Approvals”).  From and after the date hereof through the Closing Date, each Party shall take such actions necessary to preserve, and refrain from taking any actions that would reasonably be expected to jeopardize, the ability of the Required Governmental Approvals to be obtained.

Section 4.3            [intentionally omitted]

Section 4.4            Public Announcements.  The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transaction contemplated hereby; provided, however, that Sellers may file any applications, motions or other pleadings in the Bankruptcy Cases they deem necessary or appropriate, and except for any press releases and public statements the making of which may be required by applicable Law or any listing agreement with any national securities exchange (including any applications, motions or other pleadings deemed necessary or appropriate by the Sellers to be filed in the Bankruptcy Cases), will not issue any press release or make any such public statement prior to such consultation.

Section 4.5            Notice of Certain Events.  Sellers shall promptly notify Buyer of:

(a)           any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

(b)           any notice of termination or default under any Assigned Contract;

(c)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(d)           any actions, suits, Claims, investigations or proceedings commenced relating to the Acquired Assets;

(e)           any event, change, occurrence or circumstance that, to the actual knowledge of Peter Johnston or Manny Estrada, has had or would reasonably be expected to have a material adverse effect on the Business, the Vessels or the Acquired Assets; and

(f)           any material damage or destruction to, or seizure of, any Vessel.

Section 4.6            Sufficient Funds.  Buyer shall ensure that on the Closing Date, Buyer will have access to sufficient funds to pay (i) all Limited Cure Amounts with respect to the Assigned Contracts, (ii) the Closing Payment and (iii) all other cash payment obligations of Buyer contained in this Agreement.

Section 4.7            Consents.  Sellers will use commercially reasonable efforts to receive the Required Consents.

Section 4.8           Insurance.  Sellers will use commercially reasonable efforts to keep their current insurance coverage for the Acquired Assets until the Closing. Without limiting Sellers’ obligations under Section 6.1, Buyer understands and agrees that after the Closing, no insurance coverage under any insurance policy issued to Sellers or any of their Affiliates shall be made available to or cover Buyer.

Section 4.9            Alternate Transactions.  Nothing in this Agreement shall restrict Sellers’ right to pursue one or more Alternate Transactions (as defined below), including marketing Sellers’ assets (including the Acquired Assets) or providing due diligence materials prior to entry of the Bidding Procedures Order; provided, however, that, after entry of the Bidding Procedures Order, the Sellers may pursue such Alternate Transactions solely to the extent permitted and on the terms set forth therein.

ARTICLE V

POST-CLOSING COVENANTS

Section 5.1            Sellers’ Marks.  As promptly as practicable following the Closing, but in any event no later than 30 days thereafter, Buyer shall use reasonable efforts to remove, or cause to be removed, any markings bearing any trademarks, trade names or logos of Sellers or any of their Affiliates or any predecessor entities of Sellers (including any variations or derivations thereof), including those set forth on Schedule 5.1.

Section 5.2            Access to Records and Properties after Closing.  Following the Closing, Buyer and Sellers agree to permit their respective representatives to have access, at reasonable times and in a manner so as not to unreasonably interfere with their normal business operations, to the books and records acquired pursuant to this Agreement (or, in the case of Buyer, books and records relating to the Excluded Assets) so as to enable Buyer and Sellers to prepare Tax, financial or court filings or reports, to respond to court orders, subpoenas or inquiries, investigations, audits or other proceedings of Governmental Authorities, to reconcile and resolve Claims, to facilitate the wind-down of Sellers’ estates, if applicable, and the Bankruptcy Cases, and to prosecute and defend legal actions or for other similar purposes (other than any such actions that are between or among the Parties).  If either Party desires to dispose of any such records, such Party shall, prior to such disposition, provide the other Party with a reasonable opportunity to remove such of the records to be disposed of at the removing Party’s expense.  The Parties hereto shall cooperate with one another in the collection of historical invoices, preparation of Tax filings and similar accounting functions following Closing.  Buyer and its subsidiaries shall, and shall cause any of their assignees of the rights and obligations hereunder to, (A) permit Sellers and any successors or assigns (including a plan administrator or trustee of a liquidating trust), their counsel, financial and tax advisors, consultants and other representatives reasonable access during normal business hours and after reasonable prior written request therefor to the financial and other books and records relating to Acquired Assets (whether in documentary or data form); (B) provide information reasonably requested in connection with the preparation of any Tax returns, amended Tax returns or Claims for refund by Sellers’ estate; (C) provide information reasonably requested related to the prosecution, reconciliation, investigation or resolution of any pending or potential Claims or causes of action, including avoidance actions by Sellers’ estate; and (D) provide information reasonably requested related to the resolution or reconciliation of Claims filed against Sellers’ bankruptcy estates.

ARTICLE VI

CERTAIN ADDITIONAL COVENANTS

Section 6.1            Transfer of Acquired Assets.  Buyer shall obtain title to and assume the risk of loss for the Acquired Assets immediately upon the Closing.  Other than as expressly set forth elsewhere in this Agreement, any costs associated with the Acquired Assets incurred before the Closing shall be for the account of Sellers, and any costs associated with the Acquired Assets incurred after the Closing shall be for the account of Buyer.

Section 6.2            Assigned Contracts.

(a)           Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to assign any Assigned Contract if, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, an attempted assignment thereof, without the consent of any other person party thereto, would constitute a breach thereof (unless the restrictions on assignment would be rendered ineffective pursuant to Sections 9-406 through 9-409, inclusive, of the Uniform Commercial Code, as amended).  If, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, such consent or approval is required but not obtained, neither Sellers nor Buyer shall be in breach of this Agreement nor shall the Purchase Price be adjusted; provided that if any such consent or approval is required but not obtained and:

(i)           Buyer waives, to the extent applicable, any condition precedent with respect thereto, then Sellers shall cooperate with Buyer without further consideration, in any reasonable arrangement designed to provide Buyer with all of the benefits of or under any such Assigned Contract, including but not limited to enforcement for the benefit of Buyer of any and all rights of Sellers against any person party to the Assigned Contract arising out of the breach or cancellation thereof by such person; or

(ii)          (x) such Assigned Contract is a Non-MPV Contract or NWJ Contract, (y) Buyer has not then waived, to the extent applicable, any condition precedent with respect thereto, and (z) Sellers have cooperated with Buyer, without further consideration, in any reasonable arrangement designed to provide Buyer with all of the benefits of or under any such Non-MPV Contract or NWJ Contract, including but not limited to enforcement for the benefit of Buyer of any and all rights of Sellers against any person party to such Non-MPV Contract or NWJ Contract arising out of the breach or cancellation thereof by such person, then any applicable condition precedent with respect thereto shall be deemed satisfied and the Closing shall not be delayed as a result of the foregoing.

(b)           If the Closing occurs and the Sellers have implemented any reasonable arrangements pursuant to Section 6.2(a)(i) or Section 6.2(a)(ii), then, from and after the Closing, Buyer shall be responsible for all payment and other obligations under, and for all costs of enforcing rights under, the Contracts underlying such arrangements to the same extent as if such Contracts had been assigned (it being understood and agreed that, from and after the Closing, Sellers (and any of their successors or assigns, including any chapter 7 or chapter 11 trustee, any examiner with expanded powers, responsible person, liquidating trustee or similar estate representative) shall continue to cooperate with Buyer in any reasonable arrangement designed to provide Buyer with all of the benefits of or under any such Contracts (e.g., forwarding any commissions, fees or other payments made to Sellers after the Closing under or in respect of any such Contracts in accordance with the instructions provided by Buyer), including but not limited to enforcement for the benefit of Buyer of any and all rights of Sellers against any person party to such Contract arising out of the breach or cancellation thereof by such person).  Any assignment to Buyer of any Assigned Contract that shall, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, require the consent or approval of any person for such assignment as aforesaid shall be made subject to such consent or approval being obtained.

(c)           Notwithstanding anything in this Agreement to the contrary, (i) at any time prior to the date that is two Business Days prior to the Closing, Buyer will be entitled, in its sole discretion, to designate any Assigned Contract as an Excluded Asset by providing written notice thereof to Sellers and any contract so designated shall be an “Excluded Asset” (and not an “Assigned Contract”) for all purposes hereunder; and (ii) at any time prior to the date that is two Business Days prior to the Closing, Buyer will be entitled, in its sole discretion, to direct Sellers to add to the list of Assigned Contracts any contract used or held for use in or related to the Business to which any Seller is a party by providing written notice thereof to Sellers, and any contract so designated will constitute an Acquired Asset.  Any Assigned Contract that is designated as an Excluded Asset in accordance with the foregoing sentence shall not be assumed and assigned to the Buyer hereunder; any Assigned Contract that is designated as an Acquired Asset in accordance with the foregoing sentence shall be assumed and assigned to the Buyer hereunder, subject to compliance with the requirements for supplemental notice and cure set forth in Paragraphs 23-26 of the Bidding Procedures Order.

(d)           Buyer shall, on or prior to the Closing, pay all Limited Cure Amounts.  Sellers shall cure any and all defaults under the Assigned Contracts that are required to be cured under the Bankruptcy Code in excess of such Limited Cure Amounts.

(e)           With respect to each Assigned Contract, Buyer shall provide adequate assurance of the future performance of such Assigned Contract by Buyer.  Buyer shall take such actions as may be reasonably requested by Sellers to assist Sellers in obtaining the Bankruptcy Court’s entry of the Sale Order and any other order of the Bankruptcy Court reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 6.3            DNB Singapore Account.  At or prior to Closing, Sellers and PT Amas will cause the signatories on the DNB Singapore Account to be changed as instructed by Buyer.

Section 6.4            Certain Non-MPV Contracts and NWJ Contracts.With respect to each Non-MPV Contract and NWJ Contract to which no Seller is a contracting party, Sellers shall, at the request of the Buyer, execute and deliver, or cause to be executed and delivered, such documents as Buyer or its counsel may reasonably request to (a) notify the contracting parties to such Non-MPV Contract or NWJ Contract that all of the Sellers’ right, title and interest in and to such Non-MPV Contract or NWJ Contract shall, at the Closing, be assigned to Buyer (or its designee) and (b) instruct the contracting parties to such Non-MPV Contract or NWJ Contract that any and all fees, payments, commissions, compensation or value of any kind which, if payable immediately prior to the Closing, would have been paid by or on behalf of any such contracting party to a Seller shall, from and after the Closing, be paid to the Buyer (or its designee). In addition, Sellers shall cooperate with Buyer without further consideration, in any reasonable arrangement designed to provide Buyer (or its designee) with all of the benefits of or under each such Non-MPV Contract or NWJ Contract, including but not limited to enforcement for the benefit of Buyer of any and all rights of Sellers against any contracting party to the Non-MPV Contract or NWJ Contract arising out of the breach or cancellation thereof by such contracting party (it being understood and agreed that, from and after the Closing, Sellers (and any of their successors or assigns, including any chapter 7 or chapter 11 trustee, any examiner with expanded powers, responsible person,  or liquidating trustee or similar estate representative) shall continue to cooperate with Buyer in any reasonable arrangement designed to provide Buyer with all of the benefits of or under any such Non-MPV Contract or NWJ Contract (e.g., forwarding any commissions, fees or other payments made to Sellers after the Closing under or in respect of any Non-MPV Contract or NWJ Contract in accordance with the instructions provided by Buyer), including but not limited to enforcement for the benefit of Buyer of any and all rights of Sellers against any person party to the Non-MPV Contract or NWJ Contract arising out of the breach or cancellation thereof by such person).

Section 6.5            Personally Identifiable Information.  Buyer shall, to the extent reasonably practicable, (a) honor and observe, in connection with the transactions contemplated by this Agreement, any and all policies of Sellers in effect on the Petition Date prohibiting the transfer of personally identifiable information about individuals, which policies Sellers shall provide to Buyer prior to Closing and (b) otherwise comply with the requirements of Section 363(b)(l)(A) of the Bankruptcy Code.

Section 6.6             Further Assurances.

(a)           At the request and the sole expense of the requesting Party, Buyer or Sellers, as applicable, shall execute and deliver, or cause to be executed and delivered, such documents as Buyer or Sellers, as applicable, or their respective counsel may reasonably request to effectuate the purposes of this Agreement and transactions contemplated hereby.

(b)           Each Party shall use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby.

ARTICLE VII

EMPLOYEE MATTERS

Section 7.1            Employees.  Buyer shall be neither obligated to, nor prohibited from, offering employment to any employee of Sellers from and after Closing (it being understood that the Buyer may solicit, or attempt to solicit, any employee of Sellers prior to the Closing so long as the hiring of any such employee by the Buyer occurs from and after the Closing).

ARTICLE VIII

BANKRUPTCY COURT MATTERS

Section 8.1            Sale Process.  Seller shall use reasonable best efforts to ensure, subject to the availability of the Bankruptcy Court and in accordance with the Bidding Procedures Order, that the Sale Order is entered on or before December 31, 2016 (or, if not that date due to the unavailability of the Bankruptcy Court, then the first available date thereafter), unless otherwise agreed by Buyer in its reasonable discretion.  Sellers and Buyer acknowledge that this Agreement and the sale of the Acquired Assets are subject to higher or otherwise better bids at the auction (the “Auction”) to be conducted by the Sellers in accordance with the Bidding Procedures Order and Bankruptcy Court approval.  Sellers and Buyer acknowledge that to obtain Bankruptcy Court approval of this Agreement and the transactions contemplated hereby, (i) Sellers must demonstrate that they have taken reasonable steps to obtain the highest or otherwise best offer available for the Acquired Assets, and that such demonstration shall include giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as required by the local rules of the Bankruptcy Court and Bidding Procedures Order, (ii) subject to receipt by Sellers of one or more higher or otherwise better bids, Sellers shall have conducted the Auction in accordance with the Bidding Procedures Order, and (iii) with respect to the Assigned Contracts, Buyer must use commercially reasonable efforts to provide adequate assurance of future performance under such agreements.

Section 8.2            Procedure.  Subject to their obligations as debtors-in-possession, in consultation with Buyer (to whom the Debtors must use reasonable best efforts to provide at least five (5) Business Days’ prior notice to review, discuss, and comment upon any filing or action proposed by the Sellers relating to this Agreement, the Sale Order or the Acquired Assets), the Sellers shall promptly make any filings, take all actions and use all commercially reasonable efforts to obtain any and all relief from the Bankruptcy Court that is necessary or appropriate to consummate the transactions contemplated by this Agreement.  Sellers agree to use commercially reasonable efforts to prosecute the entry of the Bidding Procedures Order and the Sale Order.  In the event the entry of the Bidding Procedures Order or the Sale Order shall be appealed (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bidding Procedures Order, Sale Order or other such order), Sellers and Buyer shall cooperate and use their respective reasonable efforts to defend and obtain an expedited resolution of any such appeal, petition or motion.  As used herein, the term “Business Day” means a day on which National Association banks are required to be open for business in the United States.

ARTICLE IX

CONDITIONS PRECEDENT

Section 9.1            Mutual Conditions Precedent.  The obligations of Buyer and Sellers to consummate the transactions to be performed in connection with the Closing are, in all material respects, subject to satisfaction or waiver by Buyer and Sellers of the following conditions precedent (provided that the condition in Section 9.1(a) shall not be subject to waiver):

(a)           the Sale Order shall have been entered by the Bankruptcy Court and shall not be subject to a stay pending appeal;

(b)           no preliminary or permanent injunction or other order of any court or any foreign, federal, state, local or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity having competent jurisdiction (a “Governmental Authority”) (other than the Bankruptcy Court) issues an order or Law that prevents the consummation of the transactions contemplated hereby shall be in effect; and

(c)           the Required Governmental Approvals shall have been obtained.

Section 9.2            Buyer’s Conditions Precedent.  The obligations of Buyer to consummate the transactions to be performed by it in connection with the Closing are, in all material respects, subject to satisfaction by Sellers or waiver by Buyer of the following conditions precedent:

(a)           The representations and warranties of Sellers set forth in Section 3.4 qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)           Sellers shall have performed or complied in all respects with all covenants and agreements qualified as to materiality, and those not so qualified shall be true and correct in all material respects, they are required to perform or comply with hereunder at or prior to the Closing;

(c)           (i) The Bidding Procedures Order entered on November 18, 2016 remains in full force and effect and has not been modified or amended since entry and (ii) the Sale Order (with any changes and/or modifications as to which Buyer may reasonably consent) shall have been entered and shall have become a Final Order;

(d)           Each of the agreements in the form attached hereto as Exhibit I shall have been executed and delivered by the applicable Seller(s) or Affiliates of Seller(s), as specified therein, and the Loan Agreements shall, as so assigned, be secured by the Mortgages;

(e)           Each of the Assigned Contracts to which any Seller is a contracting party shall be assigned to Buyer by order of the Bankruptcy Court or, with respect to any Assigned Contract between the MPV Companies, by the applicable MPV Company;

(f)           The Assigned Contracts and the Third Party Contracts shall be in full force and effect and shall not have been terminated, and since the date hereof, shall not have been amended, restated, supplemented or waived in any material respect.  Except for any default by Sellers that shall be cured by operation of the Bankruptcy Code or the Sale Order, no party shall be, or shall have been, in default under an Assigned Contract or a Third Party Contract in any material respect, and no event shall have occurred that with the lapse of time or the giving of notice or both would constitute a default in any material respect thereunder;

(g)          Sellers shall have obtained any other authorization, license or approval under applicable Law for Sellers to consummate the transactions contemplated by this Agreement;

(h)           [intentionally omitted]

(i)            The Mortgage in relation to m.v. Tembaga Sea shall be in the form, and having the substance, as the Mortgages in relation to m.v. Flores Sea and m.v. Sawu Sea; To implement the recordation of the transfer of the Mortgages from the MPV Companies to the Buyer (or its designee), Sellers shall have delivered to Buyer (w) duly completed originals (duly executed by the MPV Companies and, in relation to the powers of attorney, notarized, legalized and consularized) of each of the documents set forth on Exhibit J in the forms attached hereto for each Vessel, (x) the original Vessel Registration Deed (“Grosse Akte Pendaftaran”) for each Vessel, (y) the original mortgage registration deed for each Mortgage and (z) each of the other original documents delivered to the mortgagee under the Mortgages;

(j)            Sellers shall have cured any and all defaults under the Assigned Contracts that are required to be cured under the Bankruptcy Code in excess of the Limited Cure Amounts and shall have provided to Buyer proof of such cure to the reasonable satisfaction of Buyer;

(k)           Sellers shall have delivered evidence reasonably satisfactory to Buyer that the balance of any outstanding principal under each Loan Agreement, dated as of February 22, 2016, by and between MPV Netherlands C.V. and PT Amas Iscindo Utama, and the Loan Agreement, dated as of August 21, 2009, by and between MPV, Inc. and PT Amas Iscindo (each as amended, collectively, the “Loan Agreements”) is no less than $36,080,887.29 in the aggregate; and

(l)            Sellers shall have obtained the Required Consents.

Section 9.3            Sellers’ Conditions Precedent.  The obligations of Sellers to consummate the transactions to be performed by it in connection with the Closing are, in all material respects, subject to satisfaction by Buyer or waiver by Sellers of the following conditions precedent:

(a)           The representations and warranties of Buyer set forth in Section 3.3 qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)           Buyer shall have performed or complied in all material respects with all covenants and agreements it is required to perform or comply with hereunder at or prior to the Closing; and

(c)           Buyer shall have obtained any other authorization, license or approval under applicable Law for Buyer to consummate the transactions contemplated by this Agreement.

Section 9.4            Frustration of Closing Conditions.  Neither Sellers nor Buyer may rely on the failure of any condition set forth in Sections 9.1, 9.2 or 9.3 to be satisfied if such failure was caused by such Party’s failure to materially comply with any provision of this Agreement.

ARTICLE X

CLOSING DELIVERABLES

Section 10.1          Documents to be Delivered by Sellers and Buyer.  On the Closing Date, representatives of Sellers and Buyer shall meet as contemplated in Section 2.3 hereof for the purpose of completing the sale and purchase of the Acquired Assets.

(a)           Sellers’ Deliverables. Simultaneously with the delivery of the Closing Payment and delivery of the items described in Section 10.1(b) below, Sellers shall deliver to Buyer:

(i)           a duly executed counterpart to the Bill of Sale, Assignment and Assumption for the Acquired Assets, in form and substance mutually acceptable to the Parties (the “Bill of Sale”);

(ii)          joint escrow instructions to the Escrow Agent releasing the Deposit to Sellers;

(iii)         a certificate signed by an authorized officer of each Seller (in form and substance reasonably satisfactory to Buyer), dated as of the Closing Date, certifying that the conditions set forth in Sections 9.2(a) and 9.2(b) have been met;

(iv)         an affidavit, executed under penalties of perjury by each Seller organized in or under the Laws of the United States, any state thereof or the District of Columbia, stating that such Seller is not a “foreign person” pursuant to Treasury Regulation Section 1.1445-2(b)(2), dated as of the Closing Date;

(v)          copies of any confidentiality or non-disclosure agreements to which Sellers are party that relate to any of the Acquired Assets; and

(vi)         such other good and sufficient instruments of transfers as Buyer may reasonably request.

(b)          Buyer’s Deliverables. Simultaneously with the delivery of the Acquired Assets and delivery of the items described in Section 10.1(a) above, Buyer shall deliver to Sellers:

(i)           a duly executed counterpart to the Bill of Sale;

(ii)          joint escrow instructions to the Escrow Agent releasing the Deposit to Sellers;

(iii)         a certificate signed by an authorized officer of Buyer (in form and substance reasonably satisfactory to Sellers), dated as of the Closing Date, certifying that the conditions set forth in Sections 9.3(a) and 9.3(b) have been met;

(iv)         the Closing Payment;

(v)          a certified copy of the resolution of the board of directors of Buyer authorizing the execution of this Agreement and the purchase of the Acquired Assets; and

(vi)         such other good and sufficient instruments of transfers as Sellers may reasonably request.

ARTICLE XI

INDEMNIFICATION

Section 11.1          The (a) representations and warranties of Sellers and (b) covenants and agreements of Sellers that by their terms are to be performed prior to Closing, contained in this Agreement or any other certificate or other writing delivered in connection herewith, shall not survive the Closing.  The covenants and agreements contained herein that by their terms are to be performed after Closing shall survive indefinitely.

Section 11.2          From and after the Closing, Buyer will defend, indemnify, and hold Sellers, their Affiliates and each of their respective officers, directors, managers, partners, employees, equityholders, agents and other representatives (the “Sellers Indemnified Parties”) harmless from and pay any and all Damages (as defined below), directly or indirectly, to the extent resulting from, relating to, arising out of, or attributable to any of the following:  (i) breach of any representation or warranty by Buyer under Section 3.3 of this Agreement, (ii) breach by Buyer of any covenant or obligation of Buyer in this Agreement, and (iii) any Assumed Liability; provided, however, that with respect to Assumed Liabilities pursuant to Section 1.3(d), Buyer shall not be obligated to indemnify or hold harmless Sellers Indemnified Parties against any Claim if such Claim or corresponding Damages arise out of or resulting primarily from Sellers Indemnified Parties’ sole, concurrent or joint gross negligence or willful misconduct.

Section 11.3          For the avoidance of doubt, Sellers shall not have any indemnification obligations to Buyer for any Damages (as defined below) to the extent resulting from, relating to, arising out of, or attributable to the Excluded Liabilities.

Section 11.4         ALL OF THE INDEMNITIES AND ALLOCATIONS OF RISK CONTAINED IN THIS ARTICLE XI OR ELSEWHERE IN THIS AGREEMENT SHALL APPLY (TO THE EXTENT PERMITTED BY LAW), NOTWITHSTANDING STRICT LIABILITY, UNSEAWORTHINESS, LIABILITY IMPOSED BY STATUTE, OR ANY OTHER BREACH OF OBLIGATION OF ANY PERSON OR ANY OTHER EVENT OR CONDITION.

Section 11.5          For purposes of this Agreement, “Damages” means all damages, losses, Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs, and expenses (including reasonable fees and expenses of legal counsel) of any kind or nature whatsoever.

Section 11.6          Tax Treatment of Indemnity Payments.  Sellers and Buyer agree to treat any indemnity payment made pursuant to this Article XI as an adjustment to the Purchase Price for all Tax purposes except as otherwise required by applicable Law.

ARTICLE XII

TERMINATION

Section 12.1          Subject to Section 12.2, this Agreement may be terminated (except for the provisions referenced in Section 12.2) at any time prior to the Closing upon the occurrence of any one or more of the following:

(a)           by the mutual written agreement of the Parties;

(b)           by either Party, if (i) any Law or Final Order that prohibits and makes illegal the consummation of the transactions contemplated by this Agreement, upon notification to the non-terminating Party by the terminating Party, (ii) any Governmental Authority (other than the Bankruptcy Court) issues an order, decree or ruling prohibiting the transactions contemplated by this Agreement or (iii) if the Closing has not occurred by the Outside Closing Date; provided that if the Closing has not occurred by the Outside Closing Date due to a Material Breach of any representations, warranties, covenants or agreements contained in this Agreement by Buyer or Sellers, then the breaching party may not terminate this Agreement pursuant to this Section 12.1(b)(iii);

(c)           by Buyer, (i) upon a Material Breach by a Seller of any of its representations, warranties, covenants or other agreements contained in this Agreement, the result of which causes a failure of the conditions set forth in Section 9.1 or Section 9.2 to be satisfied or (ii) if all of the conditions set forth in Section 9.1 or Section 9.2 have been satisfied or waived, as applicable, and a Seller nevertheless refuses or fails to consummate the transactions contemplated in this Agreement; provided, in each case, such Seller shall first be entitled to the opportunity to cure by the earlier of (x) ten (10) Business Days after the giving of written notice by Buyer to Sellers and (y) the Outside Closing Date;

(d)          by Buyer, if the Sale Order is not entered on or before December 31, 2016 (or, if not that date due to the unavailability of the Bankruptcy Court, then the first available date thereafter) with any changes and/or modifications as to which Buyer may reasonably consent, unless otherwise agreed by Buyer in its reasonable discretion;

(e)           by Sellers, (i) upon a Material Breach by Buyer of any of its representations, warranties, covenants or other agreements contained in this Agreement, the result of which causes a failure of the conditions set forth in Section 9.1 or Section 9.3 to be satisfied, or (ii) if all of the conditions set forth in Section 9.1 and Section 9.3 have been satisfied or waived, as applicable, and Buyer nevertheless refuses or fails to consummate the transactions contemplated in this Agreement; provided, in each case, Buyer shall first be entitled to the opportunity to cure by the earlier of (x) ten (10) Business Days after the giving of written notice by Sellers to Buyer and (y) the Outside Closing Date;

(f)            by Buyer, if the Bidding Procedures Order or the Sale Order is modified or amended in any respect without the reasonable consent of Buyer;

(g)           by Buyer, if (i) the Bankruptcy Court enters an order appointing a trustee, examiner with expanded powers or responsible officer in any one of the Bankruptcy Cases, (ii) any one of the Bankruptcy Cases are converted to a case under chapter 7 of the Bankruptcy Code or (iii) any one of the Bankruptcy Cases are dismissed;

(h)           by Buyer, if any secured creditor of any Seller obtains relief from the stay to foreclose on any of the Acquired Assets such that Section 3.4(f) shall not be true and correct; or

(i)            by either Party, if the Buyer is not the highest or best bidder at the Auction and the Sellers execute a definitive agreement with a third party for the acquisition of all or substantially all of the Acquired Assets in accordance with the Bidding Procedures Order (an “Alternate Transaction”).

The Party exercising its rights to terminate pursuant to this Section 12.1 shall give notice of such termination to the other Parties.

Section 12.2          Effect of Termination.

(a)           If a Party is entitled to terminate this Agreement in accordance with Section 12.1, then the applicable remedies for each Party set forth in Section 2.3 and ARTICLE XI shall be such Party’s sole and exclusive remedy hereunder.

(b)           If the Agreement is terminated by a Party pursuant to Section 12.1, then except for the provisions of Section 2.3, this Section 12.2, ARTICLE XI, ARTICLE XIII, ARTICLE XIV, ARTICLE XV, ARTICLE XVI and ARTICLE XVII, which provisions shall survive any such termination, the Parties shall have no further Liability or obligation hereunder.

ARTICLE XIII

TAXES; BULK SALES LAWS

Section 13.1          Transfer Taxes.  Buyer shall be liable for any and all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (the “Transfer Taxes”).  Buyer and Sellers shall furnish each other with any valid exemption certifications and other similar documentation.  Buyer shall prepare and file, or cause to be filed at Buyer’s expense, all necessary Tax returns related thereto and other documentation with respect to Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax returns and other documentation.  For purposes of this Agreement, “Tax” or “Taxes” means (i) any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, and (ii) any amount described in clause (i) payable by reason of contract, assumption, transferee or successor liability, operation of law or otherwise.

Section 13.2          Straddle Periods.  In the case of any Tax period or year commencing on or before, and ending after, the Closing Date (each, a “Straddle Period”), the amount of any real property, personal property, ad valorem or similar Taxes of any Seller with respect to the Acquired Assets (the “Property Taxes”) for the portion of the Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Property Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through and including the Closing Date, and the denominator of which is the number of days in such Straddle Period.  For the avoidance of doubt, any Property Taxes for any Straddle Period not allocated to a Pre-Closing Tax Period shall be allocable to the Post-Closing Tax Period.

Section 13.3          Cooperation.  Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets (including access to books and records and Tax returns and related working papers dated before Closing) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, the prosecution or defense of any Claims, suit or proceeding relating to any Tax, and the claiming by Buyer of any federal, state or local business tax credits or incentives that Buyer may qualify for in any of the jurisdictions in which any of the Acquired Assets are located; provided, however, that neither Buyer nor any Seller shall be required to disclose the contents of its income Tax returns to any Person other than the Parties. Any expenses incurred in furnishing such information or assistance pursuant to this Section 13.3 shall be borne by the Party requesting it.

Section 13.4          Allocation of Purchase Price.  Prior to the Closing Date, Buyer shall deliver to Sellers a statement setting forth the portion of the Purchase Price payable to the MPV Companies, as well as an allocation of such portion of the Purchase Price among the Acquired Assets to be sold by the MPV Companies.  Within one hundred fifty (150) calendar days after the Closing Date, Buyer shall deliver to Sellers a proposed allocation of the remainder of the Purchase Price (and relevant Assumed Liabilities) among the Acquired Assets sold by the Debtor Sellers for Sellers’ review and comment.  In the event Buyer and Sellers cannot agree as to the allocation of the remainder of the Purchase Price among the Acquired Assets sold by the Debtor Sellers within thirty (30) days of Buyer’s delivery of the proposed allocation to Sellers, each Party shall be entitled to take its own position in any Tax return, Tax proceeding or audit with respect thereto.  With respect to the allocation among the Acquired Assets sold by the MPV Companies, and with respect to any agreed-upon allocation among the Acquired Assets sold by the Debtor Sellers,  Sellers and Buyer agree, for all income Tax purposes, to report the transactions consistently with such allocation and to not take any position during the course of any audit or other proceeding inconsistent with such allocation, except in each case as otherwise required by a change in Law or pursuant to the good faith resolution of a Tax contest.

ARTICLE XIV

BROKERAGE

Section 14.1          Sellers shall have no Liability whatsoever for the payment of any commission or brokerage fee to any broker or agent for which Buyer could become liable.  Buyer agrees to indemnify and hold harmless Sellers from and against all loss, cost, damage, or expense arising out of Claims for any other fees or commissions of brokers or agents employed or alleged to have been employed by Buyer in connection with the sale and purchase provided for herein.

Section 14.2          Buyer shall have no Liability whatsoever for the payment of any commission or brokerage fee to any broker or agent for which Sellers could become liable.  Sellers agree to jointly and severally indemnify and hold harmless Buyer from and against all loss, cost, damage, or expense arising out of Claims for any other fees or commissions of brokers or agents employed or alleged to have been employed by Sellers in connection with the sale and purchase provided for herein.

ARTICLE XV

COST OF THE TRANSACTION

Whether or not the transactions contemplated hereby shall be consummated, except as otherwise expressly provided herein with respect to the Expense Reimbursement or as may otherwise be provided for in the Bidding Procedures Order, the Parties agree that each Party will pay the fees, expenses and disbursements of such Party and its agents, representatives, and counsel incurred in connection with the subject matter of this Agreement.  Except as otherwise provided for herein and in the Bidding Procedures Order, Buyer shall bear the costs incurred by it in carrying out any of its inspections, and for any expenses and fees arising from the registration of the Vessels under Buyer’s flag.

ARTICLE XVI

NOTICES

Any notice, demand or communication required, permitted or desired to be given hereunder must be given in writing and shall be deemed effectively given upon receipt and shall be personally delivered, telecopied, e-mailed or delivered by express international courier, addressed as follows:

Sellers:

International Shipholding Corporation
601 Poydras Street, Suite 1850
New Orleans, Louisiana 70130
Attn: Manny Estrada
Fax: +1-251-706-6919

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower
New York, New York 10036-6745
Attn: David Botter, Stephen B. Kuhn and Patrick Rice
Fax: +1-212-872-1002
Email: dbotter@akingump.com, skuhn@akingump.com and price@akingump.com

and

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue
Suite 4100
Dallas, Texas 75201
Fax: +1-214-969-4343
Attn: Sarah Link Schultz
E-mail: sschultz@akingump.com

Buyer:

J Line Corporation
c/o Mr. Martin Sosland
Butler Snow LLP
5430 LBJ Freeway, Suite 1200
Dallas, Texas 75240
Fax:  +1-469-680-5501
Email:  martin.sosland@butlersnow.com
with a copy (which shall not constitute notice) to:
Butler Snow LLP
5430 LBJ Freeway, Suite 1200
Dallas, Texas 75240
Attn:  Martin A. Sosland
Fax:  +1-469-680-5501
Email:  martin.sosland@butlersnow.com

or to such other address, and to the attention of such other person or officer, as any Party may designate by notice.

ARTICLE XVII

GENERAL

Section 17.1          Entire Agreement.  The exhibits and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  This Agreement supersedes all previous agreements, and, together with the Sale Order and the Bidding Procedures Order, constitutes the entire agreement of whatsoever kind or nature existing between or among the Parties respecting the subject matter of this Agreement.  As between or among the Parties, no oral statements, prior correspondence (including any email correspondence), lists, brochures, drawings or written material of any kind not specifically incorporated herein shall be of any force and effect, and shall not be relied upon by the other Party.  All prior representations or agreements, whether written or verbal, not expressly incorporated herein, are superseded.

Section 17.2          Waiver of Consequential Damages.  In no event shall either Party be liable to the other Party for, and each Party expressly waives against the other Party, any Claim for consequential, punitive, incidental, special or indirect loss or damages, including but not limited to loss of revenue, loss of profit or use in any way arising out, incident to or in connection with this Agreement.

Section 17.3          Exclusive Remedy.  Except as specifically set forth in this Agreement, effective as of the Closing, Buyer hereby waives any rights and claims Buyer may have against Sellers or their Affiliates, whether in law or equity, relating to (i) any breach of representation, warranty, covenant or agreement contained herein occurring on or prior to the Closing, (ii) the Acquired Assets or (iii) the Assumed Liabilities. Buyer and Sellers acknowledge and agree that, effective as of Closing, the provisions of Article XI shall be Sellers’ sole and exclusive remedies for any breach by Buyer of the representations, warranties, covenants or agreements contained herein.  The Parties acknowledge and agree that if this Agreement is terminated for any reason, the provisions of Section 2.3 and Section 12.2 shall be the sole and exclusive remedies of the Parties for any breach of the representations, warranties, covenants or agreements contained herein.

Section 17.4          Choice of Law.  The Parties agree that this Agreement shall be governed by and construed in accordance with the United States Bankruptcy Code, United States Maritime Law (and New York law to the extent not covered by the United States Bankruptcy Code or United States Maritime Law).  The Bankruptcy Court shall have jurisdiction over the sale or any dispute with respect thereto.

Section 17.5          Jurisdiction; Venue.

(a)           Prior to the closing of the Bankruptcy Cases, except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Bankruptcy Court, and each of the Parties hereby irrevocably consents to the jurisdiction of the Bankruptcy Court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in the Bankruptcy Court or that any such suit, action or proceeding which is brought in the Bankruptcy Court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of the Bankruptcy Court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in this Section 17.5 shall be deemed effective service of process on such Party.

(b)          Upon the closing of the Bankruptcy Cases, except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in this Section 17.5 shall be deemed effective service of process on such Party.

Section 17.6          Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 17.7          Headings.  The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

Section 17.8          Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the Parties and no presumption or burden of proof must arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The word “including” shall mean including without limitation.  Any reference to the singular in this Agreement shall also include the plural and vice versa.

Section 17.9          Amendments; Waivers.  No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by Buyer and Sellers.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

Section 17.10        Assignment.  Neither this Agreement, nor any of its rights, interests, or obligations hereunder, may be assigned by any Party without the prior written consent of the other Party, except that Buyer may assign its rights and obligations hereunder in whole or in part to one or more Affiliates upon providing notice to Sellers; provided, however, that no such assignment by Buyer shall relieve Buyer of its obligations under this Agreement.

Section 17.11        Binding Effect; Third Party Beneficiaries.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.  All of the terms and provisions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.  Except for Seller Indemnified Parties and Buyer Indemnified Parties, no provision of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

Section 17.12        Severability.  The invalidity, illegality or unenforceability of any provision or any part of any provision of this Agreement shall not affect the continuation in force of such other part or the remainder of this Agreement.

Section 17.13        Counterparts.  This Agreement may be executed in any number of counterparts by the Parties hereto on separate counterparts, each of which when executed and delivered shall constitute an original, but all of which shall together constitute one and the same instrument.  Any document or signature delivered by facsimile or electronic transmission (including .pdf) shall be deemed an original executed document for all purposes.

Section 17.14         Joint and Several Obligations.  All obligations of Sellers under this Agreement are joint and several.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in multiple originals by their duly authorized officers, all as of the day and year first above written.

SELLERS:

INTERNATIONAL SHIPHOLDING CORPORATION

By:	/s/ Manny Estrada
Name:	M. Estrada
Title:	CFO

LMS SHIPMANAGEMENT, INC.

By:	/s/ Manny Estrada
Name:	M. Estrada
Title:	CFO

MARCO SHIPPING COMPANY (PTE) LTD.

By:	/s/ Manny Estrada
Name:	M. Estrada
Title:

GULF SOUTH SHIPPING PTE LTD.

By:	/s/ Manny Estrada
Name:	M. Estrada
Title:	CFO

N.W. JOHNSEN & CO., INC.

By:	/s/ Manny Estrada
Name:	M. Estrada
Title:	CFO

[Signature Page to Asset Purchase Agreement]

SELLERS (CONT.):

MPV NETHERLANDS C.V.

By:	/s/ Manny Estrada
Name:	M. Estrada
Title:

MPV NETHERLANDS COOPERATIEF U.A.

By:	/s/ Manny Estrada
Name:	M. Estrada
Title:

MPV NETHERLANDS B.V.

By:	/s/ Manny Estrada
Name:	M. Estrada
Title:

[Signature Page to Asset Purchase Agreement]

BUYER:

J LINE CORPORATION

By:	/s/ Erik L. Johnsen
Name:	Erik L. Johnsen
Title:	President

SEAOCEAN CARRIERS PTE LTD.

By:	/s/ Erik L. Johnsen
Name:	Erik L. Johnsen
Title:	Director

ARCADIA MARINE, L.L.C.

By:	/s/ Erik L. Johnsen
Name:	Erik L. Johnsen
Title:	Manager

[Signature Page to Asset Purchase Agreement]

EXHIBIT A – MPV Contracts

EXHIBIT B – Mortgages

EXHIBIT C – Non-MPV Contracts

EXHIBIT D – NWJ Contracts

EXHIBIT E – Additional Assets

EXHIBIT G – Order Establishing Bidding Procedures

EXHIBIT H – Order Approving the Sale

EXHIBIT I – Form of Amendment and Restatement Agreements

EXHIBIT J – Vessel Documents

SCHEDULE 1.1(j)

SCHEDULE 1.1(k)

SCHEDULE 1.2(n)

SCHEDULE 1.3(f)

SCHEDULE 3.4(d)

SCHEDULE 4.2

SCHEDULE 5.1